IN THE SUPERIOR COURT OF THE STATE OF ARIZONA
IN AND FOR THE COUNTY OF PIMA

ANTOINETTE J. MARINEAU-JOHANSEN, as personal representative for the Estate of John T. Johansen, Derivatively and on behalf of Nominal Defendant, IONATRON, INC.,

Plaintiff,

v.

THOMAS C. DEARMIN, GEORGE P. FARLEY, JAMES A. McDIVITT, JAMES K. HARLAN, DAVID C. HURLEY, DANA MARSHALL and ROBERT HOWARD,

Defendants,

and

IONATRON, INC.,

                         Nominal Defendant.

Civil Case No. C20064818

PUBLICATION NOTICE OF PROPOSED
SETTLEMENT OF DERIVATIVE ACTION

TO:	ANY PERON WHO OWNS IONATRON, INC., n/k/a APPLIED ENERGETICS, INC. (“IONATRON”) COMMON STOCK (“IONATRON SHAREHOLDER”)

YOU ARE HEREBY NOTIFIED that pursuant to an Order of the Superior Court of the State of Arizona in and for the County of Pima, a hearing will be held on October 13, 2009, at 2:00 p.m. PDT., before the Honorable Stephen C. Villarreal, at Arizona Superior Court for the County of Pima, 110 West Congress, Tucson, Arizona, 85701, for the purpose of determining whether the proposed settlement in the above captioned derivative action (the “Derivative Action”) should be approved as fair, reasonable and adequate, and whether a judgment dismissing the Derivative Action should be entered.  Plaintiff in the Derivative Action filed certain claims against the Defendants on behalf of and in the right of Ionatron, alleging that the Defendants breached their fiduciary duties of care, good faith and loyalty to Ionatron.  Plaintiff further alleges that as the result of Defendants’ alleged wrongdoing, Ionatron has suffered substantial monetary and non-monetary harm.  In connection with the Settlement, Ionatron has agreed to maintain and to adopt therapeutic governance and procedures for a period of time, and Ionatron officers and directors are being released from liability to Ionatron.  The settlement also provides for the payment of Plaintiffs Counsel’s fees and expenses, a potential incentive payment to Plaintiff, and contemplates the dismissal of the shareholder derivative litigation as further described in pleadings filed in this action.

IF YOU ARE A CURRENT OWNER OF IONATRON COMMON STOCK YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE DERIVATIVE ACTION.  If you consider yourself a current owner of Ionatron common stock you can obtain more detailed information by contacting:

William B. Federman
FEDERMAN & SHERWOOD
10205 N. Pennsylvania
Oklahoma City, OK 73120
Telephone:  (405) 235-1560
Attorneys for Plaintiff

Any objection to this settlement must be filed with the Court and received by all of the following no later than September 28, 2009:

To the Court:	To Plaintiff’s Counsel:	To Ionatron and Defendants’ Counsel:

Arizona Superior Court of Pima County 110 W. Congress Tucson, AZ 85701	William B. Federman FEDERMAN & SHERWOOD 10205 N. Pennsylvania Oklahoma City, OK 73120 Telephone: (405) 235-1560 Attorneys for Plaintiff	Harris N. Cogan BLANK ROME LLP The Chrysler Building 405 Lexington Ave. New York, NY 10174 Telephone: (212) 885-5566 Attorneys for Defendants

PLEASE DO NOT CONTACT THE COURT OR THE CLERK OF THE COURT REGARDING THIS NOTICE.

DATED: August 31, 2009	BY ORDER OF THE COURT
SUPERIOR COURT OF ARIZONA IN AND FOR
THE COUNTY OF PIMA